UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  November 18, 2008 (November 14, 2008)

INX Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-31949	76-0515249
(State of Incorporation)	Commission file number	(I.R.S. Employer Identification No.)

6401 Southwest Freeway
Houston, Texas 77074
(Address of Registrant’s principal executive offices)

(713) 795-2000
(Registrant’s telephone number, including area code)

(Not Applicable)
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Under an Asset Purchase Agreement dated November 14, 2008 (the “Agreement”), INX Inc. (the “Company”) purchased the operations and certain assets, and assumed specified liabilities of NetTeks Technology Consultants, Inc. (“NetTeks”).  NetTeks is a Boston, Massachusetts-based network consulting organization with offices in downtown Boston and Glastonbury, Connecticut, with revenues for the twelve months ended September 30, 2008 of approximately $12.7 million. The Company completed the acquisition simultaneously with the execution of the Agreement. Neither NetTeks nor any shareholder of NetTeks has any prior affiliation with the Company. The Agreement contains customary representations and warranties and requires NetTeks and the Shareholders to indemnify the Company for certain liabilities arising under the Agreement, subject to certain limitations and conditions.

The consideration paid at closing pursuant to the Agreement was (a) $1,350,000 in cash and (b) 30,770 shares of the Company’s Common Stock, $0.001 par value (the “Common Stock”), of which 15,385 Common Stock shares were held by the Company under holdback provisions defined in the Agreement.  The number of Common Stock shares issued was determined by dividing $200,000 by $6.50 per share.

Additional purchase consideration is payable based on NetTeks’ branch office operating income contribution during each of the two-year periods ending November 30, 2009 and November 30, 2010.  The Agreement specifies the computation of additional purchase consideration earned including a minimum of zero for each of the two-year periods and a maximum of $1,312,500 for the period ending November 30, 2009 and $1,487,500 for the period ending November 30, 2010.  At the Company’s option, 50% of such additional purchase price may be paid in the form of Common Stock.

The Agreement and press release are filed as exhibits hereto and are incorporated by reference. The descriptions of the Agreement set forth above do not purport to be complete and are qualified in their entirety by reference to the provisions of such Agreement.

Item 2.01	Completion of Acquisition or Disposition of Assets

The information required by this item is contained in Item 1.01 above and is incorporated herein by reference.

Item 3.02	Unregistered Sales of Securities

Pursuant to Item 3.02 of Form 8-K, the Company is required to file a Current Report on Form 8-K to report particular information related to sales of unregistered shares of its Common Stock, if the aggregate number of such shares of Common Stock sold since the filing of the Company’s last Current Report on Form 8-K or the Company’s last periodic report, whichever is more recent, is equal to or greater than 1% of its outstanding shares of Common Stock.

The information disclosed under Item 1.01 of this Current Report on Form 8-K with respect to the Company’s unregistered sale of 30,770 shares of Common Stock and the additional issuances of Common Stock to be made pursuant to the Agreement is incorporated into this Item 3.02 in its entirety. The Company is relying on the exemptions from registration provided pursuant to Section 4(2) of the Securities Act and Regulation D promulgated thereunder.

Item 7.01	Regulation FD Disclosure.

On November 17, 2008, the registrant issued a press release announcing the asset purchase of NetTeks. The press release is furnished as Exhibit 99.1 to this Current Report and is hereby incorporated by reference in this Item 7.01.

The press release is furnished as Exhibit 99.1, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any other filing under the Securities Act of 1933, as amended.

Item 9.01	Financial Statements and Exhibits

(c) Exhibits

Exhibit
Number	Description
10.1	Asset Purchase Agreement by and among INX Inc., NetTeks Technology Consultants, Inc., Ethan F. Simmons, Matthew J. Field, and Michael P. DiCenzo dated November 14, 2008
99.1	Press Release issued November 17, 2008

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INX Inc.

Date: November 18, 2008	By:	/s/ Brian Fontana
Brian Fontana Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description

10.1	Asset Purchase Agreement by and among INX Inc., NetTeks Technology Consultants, Inc., Ethan F. Simmons, Matthew J. Field, and Michael P. DiCenzo dated November 14, 2008
99.1	Press Release issued November 18, 2008